Exhibit 99.1

MCEWEN MINING Q2 2016 OPERATING & FINANCIAL RESULTS

TORONTO, August 4, 2016 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce consolidated quarterly production of 39,555 gold equivalent ounces(1), which accounts for 27,888 ounces gold and 875,006 ounces silver. The Company reported net income of $8.4 million(2) and $21.3 million as well as earnings from mining operations of $19.3 million(3) and $38.8 million(3) for the three and six months ended June 30, 2016, respectively.

The Company generated $4.8 million and $19.5 million of net cash flow from operations for the three and six months ended June 30, 2016 respectively. During the quarter we purchased a royalty on our El Gallo property for $5.3 million which reduced our cash flow but increased our future leverage to higher gold and silver prices.

We ended the second quarter of 2016 with liquid assets of $55.7 million composed of cash of $36.7 million, precious metals of $14.3 million and marketable securities of $4.7 million. The Company has no debt. As at August 2, 2016 we had liquid assets of $51.8 million.

The tables below provide selected operating and financial results for Q2, comparative results for Q2 2015, and our production and cost guidance for full year 2016. For our SEC Form 10-Q Financial Statements and MD&A please refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Table 1: Q2 Comparative Financial Results

	Q2 2016	Q2 2015	Year to Date	Guidance FY2016
Corporate Total
Gold ounces produced	27,888	28,483	56,863	99,500
Silver ounces produced	875,006	801,119	1,548,773	3,337,000
Gold equivalent ounces produced(1)	39,555	39,164	77,513	144,000
Gold equivalent total cash cost ($/oz)(1)(3)	$719	$713	$663	$780
Gold equivalent co-product AISC ($/oz)(1)(3)	$942	$1,048	$873	$935
Gold equivalent all-in cost ($/oz)(1)(3)	$1,201	$1,151	$1,046	-
El Gallo Mine – Mexico
Gold ounces produced	15,536	17,208	35,551	54,500
Silver ounces produced	7,815	8,775	14,263	37,000
Gold equivalent ounces produced(1)	15,640	17,325	35,741	55,000
Gold equivalent total cash cost ($/oz)(1)(3)	$465	$351	$445	$780
Gold equivalent co-product AISC ($/oz)(1)(3)	$495	$546	$517	$840
San José Mine(4) - Argentina
Gold ounces produced	12,352	11,275	21,312	45,000
Silver ounces produced	867,191	792,344	1,534,510	3,300,000
Gold equivalent ounces produced(1)	23,915	21,839	41,772	89,000
Gold equivalent total cash cost ($/oz)(1)(3)	$849	$933	$806	$780
Gold equivalent co-product AISC ($/oz)(1)(3)	$1,075	$1,215	$1,006	$990

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Footnotes:

1)

Silver production is presented as a gold equivalent. Gold equivalent calculations are based on prevailing spot prices at the beginning of the year. The gold to silver ratio used for 2015 and 2016 is 75:1.

2)	All amounts are reported in US dollars unless otherwise stated.
3)

Earnings from mining operations, total cash costs, all-in sustaining costs (AISC), all-in costs, average realized prices, and liquid assets, are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. Please see page 35 of the Company’s quarterly report on form 10-Q for the quarter ended June 30, 2016. See “Cautionary Note Regarding Non-GAAP
Measures” for additional information, including definitions of these terms.

4)

The San José Mine is owned by Minera Santa Cruz S.A. (“MSC”), which is a joint venture 49% owned by McEwen Mining Inc.
and 51% owned and operated by Hochschild Mining plc. Figures include only the portion attributable to us from our 49% interest in MSC.

5)	See “Cautionary Note Regarding Non-GAAP Measures” for additional information about “Advanced-stage Projects”.

Table 2: Q2 Comparative Production and Financial Results

	Q2 2016	Q2 2015

Gold equivalent ounces sold	34,373	36,016
El Gallo Mine	11,593	13,577
San José Mine	22,780	22,439

Average realized prices(3)
Gold ($/oz)	$1,267	$1,172
Silver ($/oz)	$18.08	$15.34

(Millions of U.S. dollars except per share amounts)
Earnings from Mining Operations(3)	19.3	13.4
Earnings from mine operations per share	0.07	0.05

Cash Flow from Operations	4.8	0.4
Cash flow from operations per share	0.02	0.00

Net Income (loss)	8.4	(14.1)
Net Income (loss) per share	0.03	(0.05)

Operating & Financial Highlights

Production Costs

Consolidated total cash costs, all-in sustaining costs (AISC) and all-in costs per gold equivalent ounce in Q2 were $719, $942 and $1,201, respectively. At the El Gallo Mine total cash costs and AISC were $465 and $495 per gold equivalent ounce, respectively. At the San José Mine total cash costs and AISC were $849 and $1,075 per gold equivalent ounce, respectively.  The all-in costs per gold equivalent ounce in Q2 include the $5.5 million purchase for the royalty on our El Gallo properties plus an exploration property in Mexico acquired in May 2016. These additions were partly offset by the $1.2 million decrease in exploration expenses as well as lower property holding costs incurred during 2016.

Production

Production in Q2 totaled 39,555 gold equivalent ounces, which includes 15,640 gold equivalent ounces from the El Gallo Mine and 12,352 gold ounces and 867,191 silver ounces attributable to us from our 49%(4) interest in the San José Mine.

Ounces Sold

Sales in Q2 totaled 34,373 gold equivalent ounces, accounting for 23,179 gold ounces and 839,602 silver ounces.

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Earnings from Mining Operations

Earnings from mining operations were $19.3 million or $0.07 per share for Q2, compared to earnings of $13.4 million or $0.05 per share for the six months ended June 30, 2015 (“Q2 2015”).

Cash Flow

Net cash provided by operations was $4.8 million or $0.02 per share for Q2, compared to net cash flow generated of $0.4 million or $nil per share in Q2 2015.

Net Income (loss)

Consolidated net income was $8.4 million or $0.03 per share for Q2, compared to a net loss of $14.1 million or $0.05 per share loss in Q2 2015.  This is a result of an increase in net income from our investment in Minera Santa Cruz (“MSC”), and lower all-in sustaining costs at the El Gallo Mine compared to Q2 2015.

Average Realized Prices

The average realized prices of gold and silver sold during Q2 were $1,267 and $18.08 per ounce, respectively.

Production and Cost Guidance

Our 2016 production guidance remains 99,500 gold ounces and 3.3 million silver ounces, or approximately 144,000 gold equivalent ounces, at total cash costs and AISC of $780 and $935 per gold equivalent ounce, respectively.

Treasury

We ended the second quarter of 2016 with liquid assets of $55.7 million composed of cash of $36.7 million, precious metals of $14.3 million and marketable securities of $4.7 million.  The Company has no debt. As at August 2, 2016 we had liquid assets of $51.8 million.

Return of Capital (Yield)

The next semi-annual return of capital installment of a ½ cent per share will be distributed to shareholders of record on August 24, 2016. The distribution will be paid on August 29, 2016.

Redemption of Exchangeable Shares

At our Annual Meeting held on June 6, 2016, shareholders of the outstanding shares of McEwen Mining – Minera Andes Acquisition Corp. (TSX:MAQ) (the “Exchangeable Shares”) voted to allow the early redemption of their shares. On August 22, 2016 we will cause each remaining Exchangeable Share to be redeemed in exchange for one common share of McEwen Mining Inc. Notice has been mailed to holders of Exchangeable Shares. Holders of Exchangeable Shares may continue to exercise their normal retraction rights at any time before August 22, 2016.

El Gallo Mine, Mexico (100%)

The El Gallo Mine delivered production results in line with guidance accounting for 15,640 gold equivalent ounces, compared to 17,325 gold equivalent ounces during the same period in 2015. Production in Q2 was lower than the prior quarter due to lower ore grades, as we previously forecasted (2.3 gpt in Q2 2016 vs. 3.6 gpt in Q1 2016).  This decrease in the grade is the result of moving from the higher grade Samaniego pit to the lower grade Lupita pit. Our full year guidance for El Gallo remains 55,000 gold equivalent ounces out of which 35,741 have been produced in the six months ended June 30th, 2016.  As such, the rate of production will be reduced in the second half of the year.

For 2016, we have budgeted $3.7 million for sustaining costs and capital expenditures, and $2.9 million for exploration activities.  During Q2 we spent $1.8 million at the El Gallo Mine, which mostly related to an expansion of the heap leach pad that was completed during the second quarter of 2016, and $0.8 million in exploration activities aligned with our plan.

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San José Mine, Argentina (49%)

Our attributable production from San José in Q2 was 12,352 gold ounces and 867,191 silver ounces, for a total of 23,915 gold equivalent ounces. Compared to Q2 2015, gold production was up 10% and silver production was up 9%. Tax reforms, including the elimination of export tax on doré and concentrate, and other macroeconomic developments in Argentina, as well as the devaluation of the Argentinean Peso, have resulted in a significant improvement of operations and cash flows at San José. As a result, we received $2.8 million in dividends from MSC(4) in Q2 and we have received $5.4 million in dividends year-to-date against an original dividend forecast of $7.5 million for 2016 (in comparison, the Company received $500,000 in dividends for all of 2015).  The Company expects to receive additional dividends throughout the year provided gold and silver prices remain at current or higher levels.

The 2016 exploration budget has been increased from $4.5 million to $6.5 million. This is the first time in several years that a significant budget has been allocated to exploration.

Gold Bar Advanced-Stage Project(5), Nevada, U.S. (100%)

As outlined in our Feasibility Study dated September 19, 2015, the Gold Bar asset, the upside case for Gold Bar at $1,300/oz gold provides improved economics over the original base case of $1,150/oz as outlined below (see chart below).

Table 3: Sensitivity Analysis on Gold Bar

	Base Case $1,150/oz gold	Upside Case $1,300/oz gold
IRR	20%	36%
NPV@5% Discount Rate(2)	$30 million	$67 million
Average Annual Cash Flow	$22.5 million	$31.5 million
Average Operational Profit Margin	$395/oz	$537/oz
Payback Period	3 years	2 years

The Company estimates that we will receive a permitting decision from the Bureau of Land Management during the first quarter of 2017.  This final permit, once received, will allow us to begin construction of the mine, which we have estimated to take 12 months. Production is estimated to begin the following year in 2018. For 2016, we have budgeted approximately $4.7 million to be spent towards advancing the project closer to the production stage, of which $1.3 million has been spent during the six month period ended June 30, 2016.  Mine permitting and engineering activities continue to advance at Gold Bar.

El Gallo Silver Advanced-stage Project(5), Mexico (100%)

During the quarter, we completed a positive internal economic scoping study on a new development plan for the El Gallo Silver project.  Given prevailing silver prices, we are undertaking a new feasibility study on the project expected to be completed later this year.

Los Azules Exploration Project, Argentina (100%)

The Company is preparing an updated Preliminary Economic Assessment (“PEA”) for Los Azules.  We believe the recent policy shifts in Argentina such as the elimination of export taxes, the devaluation of the peso and the lifting of certain import restrictions on equipment will improve the economics of Los Azules over the previously published PEA completed in 2013.  For 2016, we have budgeted $1.0 million to advance the project, and will commence a drill program in early 2017.

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Q2 2016 Conference Call Details
McEwen Mining will be hosting a conference call to discuss the Q2 2016 results and project developments on:
DATE Thursday August 4th, 2016 at 11:00 am ET

WEBCAST:
http://www.gowebcasting.com/lobby/7774

TELEPHONE:
Participant Dial-in numbers: (877) 291-4570 (North America) / (647) 788-4922 (International) Conference ID: 61127273

REPLAY:
Dial-in numbers: (800) 585-8367 (North America) / (416) 621-4642 (International)
Conference ID: 61127273 04/08/2016 14:00 ET - 11/08/2016 23:59 ET

About McEwen Mining  (www.mcewenmining.com)

McEwen Mining’s goal is to qualify for inclusion in the S&P 500 Index by creating a high growth, profitable gold and silver producer focused in the Americas and Europe. McEwen Mining's principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has a total of 299 million shares outstanding and 305 million fully diluted. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

TECHNICAL INFORMATION

The technical contents of this news release have been reviewed and approved by Nathan M. Stubina , Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects".

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. For both total cash costs and all-in

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sustaining costs we include our attributable share of total cash costs from operations where we hold less than a 100% economic share in the production, such as MSC, where we hold a 49% interest.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Earnings from Mining Operations

The term earnings from mining operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define earnings from mining operations as gold and silver revenues from our El Gallo 1 Mine and our 49% attributable share of the San José mine's net sales, less their respective production costs applicable to sales. To the extent that production costs applicable to sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at production costs applicable to sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine net sales and production costs applicable to sales are presented, on a 100% basis, in Note 5 of McEwen Mining's quarterly report on Form 10-Q for the quarter ended June 30, 2016.

Average Realized Prices

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We report this measure to better understand the price realized in each reporting period for gold and silver.  Average realized price is calculated as sales of gold and silver (excluding commercial deductions) over the number of ounces sold in the period.

Liquid Assets

Liquid assets corresponds to “cash, investments and precious metals”, which is also a non‑GAAP financial measure. We report this measure to better understand our liquidity in each reporting period.  Cash, investments and precious metals are calculated as the sum of cash, investments and ounces of doré held in inventories with precious metals, valued at the London PM Fix spot price at the corresponding period. A reconciliation between precious metals valued at cost and precious metals valued at market value is provided in McEwen Mining's Quarterly Report on Form 10-Q for the quarter ended June 30th, 2016.

Advanced Stage Projects

Advanced-stage properties consist of properties for which a feasibility study has been completed indicating the presence of mineralized material, and that have obtained or are in the process of obtaining the required permitting for construction and operation. Our designation of certain properties as “Advanced-stage Properties” should not suggest that we have proven or probable reserves at those properties as defined by the SEC Industry Guide 7.  In addition, as described under the “Critical Accounting Policies” section contained in our annual report on Form 10-K for the year ended December 31, 2015, we define “Mine Development Costs” as the costs incurred to design and construct mining and processing facilities, including engineering and metallurgical studies, drilling, and other related costs to delineate an ore body, and the removal of overburden to initially expose an ore body at open pit surface or underground mines. Since no proven and probable reserves have been established on any of our properties except for our 49% interest in the San José mine, mine development costs are not capitalized at any of the our properties, but rather are expensed as incurred, and allocated within “Mine Development Costs” in the Consolidated Statement of Operations and Comprehensive Income.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s

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dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:
Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com Website www.mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 corporatedevelopment@mcewenmining.com Facebook facebook.com/mcewenrob	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690 Twitter twitter.com/mcewenmining

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